Exhibit 99.1

Shareholder

Address

City, State Zip Code

DCPG Mission To be a competent, professional and qualified network of people providing competitive, quality dental managed care services in the most cost effective and responsive manner.

2009-2010 Share Offerings

Offering I:	Offering II:	Offering III:

Redeemable Class A Common Shares	Redeemable Class B Common Shares	Preferred Shares

Each participating provider in the DCPG network practicing within the company’s operating territory (Ohio and Kentucky) is eligible to	Every participating provider in the DCPG network is eligible to purchase Redeemable Class B	Shareholders who own a minimum of 12 common shares (A and/or B) are eligible to purchase Preferred Shares. Each Preferred Share pays a
purchase one A share. No dentist is allowed to own more than one A share.	Common Shares, regardless of whether or not the provider currently owns DCPG shares. There is no limit to the number of B shares any dentist may own. B shares do not confer any voting privileges.	5 percent annual dividend to the owner.

The Dental Care Plus Group currently has three share offerings, open through March 31, 2010. All share offerings are open to all dentists on the DCPG provider network practicing throughout the company’s operating territory — currently defined as Ohio and Kentucky — who are “accredited investors” as defined in Registration D of the Securities Act of 1933, as amended.

Contact Robert Hodgkins at 513-554-1100 or 800-367-9466 for more information.

Fiscal year 2009 is quickly drawing to a close. As most of you realize, fourth quarter is a very intense time of the year for The Dental Care Plus Group, so it is unlikely that we will be distributing additional shareholder communications before December 31. There will be additional communications to dentists and to practice staff. The following are quick-glance updates about DCPG and shareholder-related activities that we wanted you to know about.

DCPG Financial Indicators	Industry Trends

It’s been a blistering year for most industries, and when our employers are struggling, we become very vulnerable. Nevertheless, DCPG’s financial indicators are solid.	¿ Over the past several years, data collected and analyzed on behalf of the National Association of Dental Plans has indicated the following trends across the dental insurance industry:

¿    DCPG topped 250,000 dental members in August.

¿    DCPG projects that 2009 will be its best ever new sales year.

¿    Retention is on track for 97 percent. Recently, the company confirmed that two of its largest employer groups — Cincinnati Public Schools and Hamilton County — are both renewing for multiple years. Starting in 2010, DCPG will be the sole carrier for Hamilton County’s employees.

¿    In a year when some of the industry’s largest companies absorbed downgrades in their AM Best ratings, DCPG held onto (and continues to publish) its B-rating, considered very solid for a company of our size.

Business Honors

¿    Our Chief Financial Officer and Vice President, Robert Hodgkins, MBA, CPA, was recently named a finalist in the Cincinnati Business Courier’s CFO of the Year Awards. Robert’s recognition is well deserved, as those of you who know him personally or by reputation can confirm. It is also a reflection that the financial data and business strategy DCPG was asked to disclose as part of the judging process indicates sustainable profitability and growth.

¿    In the Cincinnati Business Courier’s ranking of the metropolitan area’s top private companies, DCPG moved up from 145 to 137.

  - the percentage of employees nationwide covered by dental insurance has been increasing by about four percent per year;

  - insured patients are far more likely to see a dentist on a regular basis compared to uninsured patients.

¿    In 2009, dentists report that their most reliable source of appointments has been their insured patients. In fact, many dentists are relying on insured patients to maintain an acceptable patient volume.

¿     Nationwide, dental carriers are reporting higher than expected rates of dental service utilization.

¿    The Ohio Department of Insurance has confirmed that DCPG has a more than adequate risk-based capital position, and has enjoyed an excellent status for the past five consecutive years.

¿    DCPG continues to build its network. The company has added dentists in its home market as well as in all of its expansion markets at a rate virtually equal to 2008.

¿ Although most dental carriers are

        structured to return 70 to 75 percent of premium dollars to dentists over the course of a year, DCPG’s target has been 80 to 81 percent for the past several years (representing claims reimbursement and withhold return).

¿    Due to increased utilization, DCPG is on track to return about 82.26 percent through claims reimbursement in 2009.

Tooth Fairy Toast

Join us for an inaugural event to celebrate CincySmiles’ 100th birthday, raise dollars for oral care — the tri-state’s #1 unmet health need, and pay tribute to the life of Sanford Scheingold, DDS.

Date:             Thursday, November 5

Time:             6:00 p.m. to 9:00 p.m.

Cincinnati Club—30 Garfield Place

To Reserve Your Space

¿   Tables of 10 (each person receives a special premium) are $550.00.

¿   Individual tickets are $75.00 at the date of this mailing.

Go to www.cincysmiles.org to purchase tables or tickets online, or contact Libby Fisher at CincySmiles at 513-621-0248.

To Include A Written Tribute To

Dr. Scheingold In The Program

Tributes to Dr. Scheingold are due no later than Monday, October 19, Midnight. To learn more or to download a form, go to www.dentalcareplus.com, home page, left hand column under NEWS.

Communications To Dentists

DCPG is launching a new communications program to dentists — participating network dentists and shareholders. Some of the elements are familiar and others are new.

The following are elements you might have noticed or will learn more about soon:

¿     Shareholder Alert

Format—same

Audience—A and B shareholders

Intent—same, concise updates to shareholders about company financial and policy issues

Frequency—as needed, approximately six times per year

¿     Network News Bites

Format—direct mailer

Audience – dental practice office managers (dentists can request to be on the mailing list)

Intent—provide updates on new administrative services and policies as well as tips on how to increase the efficiency of office interactions with DCPG

Frequency—six times per year

¿     Filling-The-Gap

Format –direct mailer

Audience—network dentists

Intent—provide business guidance in areas where DCPG offers core competencies as well as industry trends and updates

Frequency—six times per year

¿     DCPG Shareholder LinkedIn Site

Format—online social network site available ONLY to DCPG shareholders

Intent—to provide digital versions of communications and updates as well as links to SEC filings

Launch—expected in January 2010

10-09